FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES PRELIMINARY FOURTH QUARTER AND ANNUAL RESULTS

NORWICH, NY (January 15, 2008) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that it expects to report diluted earnings per share of $0.28 and $1.51 for the three and twelve months ended December 31, 2007, respectively.  These preliminary results include a provision for loan and lease losses for the three months ended December 31, 2007 of $13.4 million.  This provision compares to the provision for loan and lease losses of $4.8 million for the third quarter of 2007 and $3.5 million for the fourth quarter of 2006.

Within the $13.4 million of provision for loan and lease losses during the fourth quarter was approximately $8.6 million related to one large commercial loan.  During the quarter, $6.0 million of the loan was charged off.  As the Company previously disclosed in its Form 10-Q for the quarter ended September 30, 2007, this loan was current as of September 30, 2007, but subsequently became past due 30 days for the first time, and was being closely monitored.

Based on these preliminary results, the Company expects the allowance for loan and lease losses to total loans to be 1.57% at December 31, 2007, as compared to 1.60% at September 30, 2007 and 1.48% at December 31, 2006.  The allowance for loan and lease losses to nonperforming loans was 177%, 178%, and 330% at December 31, 2007, September 30, 2007, and December 31, 2006, respectively.   Nonperforming loans remained relatively flat from the last quarter at approximately $30.6 million at December 31, 2007 as compared to $30.7 million at September 30, 2007.  In addition, potential problem loans decreased to $73.3 million at December 31, 2007 as compared to $80.6 million at September 30, 2007, but up from $69.8 million at December 31, 2006.  For additional information, see the selected financial information below.

NBT President and CEO Martin A. Dietrich said, “While our nonperforming loans were consistent with the previous quarter, the potential problem loans in our portfolio decreased 9% from the third quarter and are now consistent with the first half of the year.  We remain confident that our conservative credit culture and disciplined underwriting practices are effective, particularly during periods of economic uncertainty.”

NBT is a financial holding company headquartered in Norwich, NY, that primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies.  NBT Bank, N.A. has 121locations, including 82NBT Bank offices in upstate New Yorkand 39Pennstar Bank offices in northeastern Pennsylvania. EPICAdvisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full-service insurance agency.  More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Selected Financial Data (in thousands)

2007	Q4-2007	Q3-2007	Q2-2007	Q1-2007	Q4-2006
Net Income	$8,985	$15,147	$12,064	$14,132	$13,648
Average Diluted Shares Outstanding	32,398	32,921	33,936	34,457	34,402
Diluted Earnings Per Share	0.28	0.46	0.36	0.41	0.40

Net Charge-Offs	$14,065	$7,038	$3,267	$2,129	$3,543
Provision for Loan and Lease Losses	13,440	4,788	9,770	2,096	3,484

Allowance for Loan and Lease Losses	$54,183	$54,808	$57,058	$50,554	$50,587
Nonperforming Loans	30,579	30,707	34,419	17,363	15,307
Total Loans and Leases	3,455,851	3,422,217	3,432,300	3,395,476	3,412,654
Past Due Loans	25,914	24,044	29,332	28,497	28,409

Allowance for Loan and Lease Losses to Total Loans and Leases	1.57%	1.60%	1.66%	1.49%	1.48%
Allowance for Loan and Lease Losses to Nonperforming Loans	177%	178%	166%	291%	330%
Past Due Loans to Total Loans and Leases	0.75%	0.70%	0.85%	0.84%	0.83%
Potential Problem Loans	73,281	80,622	72,262	70,942	69,844

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.